EXHIBIT 10.1
                                                                    ------------

December 1, 2001

Calvin MacKay
521 Salem Street
North Andover, MA  01845

Dear Calvin:

            The purpose of this letter is to memorialize the terms of your eligibility for severance with Datawatch Corporation ("the Company") in the event that you are involuntarily terminated by the Company without Cause (as defined in Paragraph 3) or if you terminate your employment for Good Reason (as defined in Paragraph 2) prior to July 31, 2004.

            1. Your at-will employment with the Company began on December 1, 2001, as Senior Vice President of Enterprise Software. As an at-will employee, either you or the Company may terminate your employment at any time for any or no reason with or without notice. Neither this letter nor its terms constitute a contract for continued employment or a contract for a specific term of employment. Instead, this letter sets forth the terms of our agreement with respect to your eligibility for severance.

            2. In the event that you voluntarily terminate your employment with the Company at your own election and without Good Reason, you shall be entitled to no severance. For the purpose of this Agreement, "Good Reason" is defined as a material diminution in the nature or scope of your responsibilities, duties or authority; provided, however, that the transfer of certain job responsibilities, or the assignment to others of your duties and responsibilities while you are out of work due to a disability or on a leave of absence for any reason, shall not constitute a material diminution in the nature or scope of the your responsibilities, duties or authority as set forth in this Section.

            3. In the event that the Company terminates your employment for "Cause," you shall be entitled to no severance. Termination by the Company shall constitute a termination for Cause under this Paragraph 3 if such termination is for one or more of the following reasons:

               (a) the willful and continuing failure or refusal by you to render services to the Company in accordance with your obligations to the Company;

               (b) gross negligence, dishonesty, breach of fiduciary duty or breach of the terms of any other agreements executed in connection herewith;

               (c) the commission by you of an act of fraud, embezzlement or substantial disregard of the rules or policies of the Company;

               (d) acts which, in the judgment of the Board of Directors, would tend to generate significant adverse publicity toward the Company;

               (e) the commission, or plea of nolo contendere, by you of a felony; or

               (f) a breach by you of the terms of the Proprietary Information and Inventions Agreement executed by you.

            4. In the event that the Company terminates your employment prior to July 31, 2004 for any reason other than those stated in Paragraph 3 above or if you terminate your employment prior to July 31, 2004 for Good Reason as defined in Paragraph 2, and you sign a comprehensive release in the form, and of a scope, acceptable to the Company (the "Release"), the Company will pay you severance payments in equal monthly installments at your then monthly base salary for six months following your termination (the "Severance Period"). Such payments shall be made in accordance with the Company's customary payroll practices and shall be subject to all applicable federal and state withholding, payroll and other taxes.

            If you breach your post-employment obligations under your Proprietary Information and Inventions Agreement, the Company may immediately cease payment of all severance and/or benefits described in this Agreement. This cessation of severance and/or benefits shall be in addition to, and not as an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction.

            5. The terms of this agreement constitute the entire understanding relating to your employment and supersede and cancel all agreements, written or oral, made prior to the date hereof between you and the Company relating to your employment with the Company; provided, however, that nothing herein shall be deemed to limit or terminate the provisions of Proprietary Information and Inventions Agreement executed by you or in any manner alter the terms of any stock option entered into between you and the Company.

            6. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of Massachusetts, without giving effect to the principles of choice of law or conflicts of law of Massachusetts and this Agreement shall be deemed to be performable in Massachusetts. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be commenced or maintained in any state or federal court located in Massachusetts, and Executive hereby submits to the jurisdiction and venue of any such court.

            7. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Company shall be effective without the consent of the Board of Directors then in office at the time of such modification or waiver.

            8. You acknowledge that the services to be rendered by you to the Company are unique and personal in nature. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement may be assigned by the Company and shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

            If this letter correctly states the understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.


                                           Very truly yours,

                                           DATAWATCH CORPORATION

                                           /s/ Robert Hagger
                                           -------------------------------------
                                           Robert Hagger
                                           President and Chief Executive Officer


YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME.

ACCEPTED:


/s/ Calvin Mackay
-------------------------------------
Calvin Mackay